                              EXHIBIT 99.1

                                     News Release

               Linda McNeill
               Investor Relations
               (713) 267-7622

BRISTOW GROUP REPORTS FINANCIAL RESULTS FOR ITS
QUARTER AND FISCAL YEAR ENDED MARCH 31, 2010

♦	Diluted EPS of $0.78 for the quarter ($0.72 excluding special items) and $3.10 for the fiscal year ($3.02 excluding special items)

♦	Diluted EPS for fiscal 2010, excluding special items in both periods, increased nine percent

HOUSTON, May 19, 2010 – Bristow Group Inc. (NYSE: BRS) today reported financial results for its March 2010 quarter and full fiscal year ended March 31, 2010.

“We are proud of the positive results we achieved both during the March 2010 quarter and for fiscal 2010, which continued to be a difficult one for the oil services industry,” said William E. Chiles, President and Chief Executive Officer of Bristow Group.  “Our performance benefited from solid operating results in West Africa and Australia and from our ongoing commitment to taking costs out of our operations.  Also, the comparability of our results was affected by special items in both fiscal years, which added $0.08 and $0.80 to our fiscal 2010 and 2009 earnings per share results, respectively.  Excluding these special items, our fiscal 2010 earnings per share increased nine percent to $3.02 from $2.77 in fiscal 2009.”

MARCH 2010 QUARTER RESULTS

March 2010 quarter revenues totaled $282.4 million compared to $275.0 million in the March 2009 quarter, an increase of three percent.

Operating income in the March 2010 quarter was $42.8 million compared to $47.8 million in the March 2009 quarter.  Excluding the special items which occurred in both years as discussed below, operating income improved slightly to $39.9 million in the March 2010 quarter versus $39.7 million in the March 2009 quarter.

Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) totaled $59.4 million in the March 2010 quarter compared to $67.6 million in the March 2009 quarter.  Excluding the special items which occurred in both years as discussed below, EBITDA increased to $60.4 million in the March 2010 quarter versus to $59.5 million in the March 2009 quarter.  EBITDA is a measure that has not been prepared in accordance with Accounting Principles Generally Accepted in the United States of America (“GAAP”).  Please refer to disclosures contained at the end of this news release for additional information about EBITDA.

Net income from continuing operations totaled $28.7 million in the March 2010 quarter, or $0.78 per diluted share, compared to $26.0 million, or $0.72 per diluted share, in the March 2009 quarter.  Excluding the special items which occurred in both years as discussed below, net income from continuing operations was $26.9 million, or $0.72 per diluted share, compared to $25.4 million, or $0.71 per diluted share, in the March 2009 quarter.

“Our March 2010 quarterly results benefitted from activity levels that remained robust in Nigeria, despite a challenging political environment,” Chiles continued. “In Australia, our local team continues to make improvements in operations and cost structure and we’re experiencing higher activity levels.

“In Europe, overall activity levels declined. In our emerging market business unit, Other International, we were negatively impacted by soft results in Brazil, collection issues in Mexico and exit costs in Kazakhstan.  Our North America operations remained weak, as we continue to see lower levels of activity in the U.S. Gulf of Mexico.  However, our efforts to maintain stable pricing and to upgrade our fleet to larger, more efficient and more profitable aircraft serving facilities farther offshore in deeper water has us well-positioned for opportunities that might arise once market conditions improve.

“Most of our larger customers are primarily national and international oil companies, and with oil prices appearing to stabilize above $70 per barrel, we expect capital spending on both exploration and development to improve this year.  Some large projects that were put on hold last year are being restarted, and we see additional opportunities in new and existing markets in the future.  In the U.S. Gulf of Mexico, we are watching to see whether regulatory agencies or Congress will act to delay deepwater activities in response to the loss of the Deepwater Horizon drilling rig and the resulting environmental impact.

“We expect to generate stronger results in fiscal 2011 in terms of revenues and earnings per share compared to fiscal 2010 as we put additional newer-technology aircraft to work for our customers and realize the benefit of cost efficiencies from our recently reorganized structure.  We expect fiscal 2011 results to be back-end loaded with the first quarter of fiscal 2011 being the weakest quarter of the year.  Our strength in production-related activity and our contracting formula – which is designed to provide approximately 70% of our operating income whether or not we fly – reduces the volatility in our financial results as compared with the traditional drilling companies.”

Business Unit Highlights:

Beginning in the March 2010 quarter, the following changes in presentation have been reflected:

•	The U.S. Gulf of Mexico and Arctic business units were combined into the North America business unit.

•
There are no longer Latin America, Western Hemisphere (“WH”) Centralized Operations and Eastern Hemisphere (“EH”) Centralized Operations business units.  The Latin America business unit is now included in the Other International business unit.

•
The Bristow Academy business unit and the technical services business previously included with the WH Centralized Operations and EH Centralized Operations business units are now aggregated for reporting purposes in Corporate and Other.  The remainder of the costs within WH Centralized Operations and EH Centralized Operations are included in Corporate and Other for reporting purposes or have been allocated to our other business units to the extent these operations support those business units.

The following is a summary of our results for our primary business units:

Australia operating income increased $2.7 million in the March 2010 quarter primarily as a result of an improved cost structure, additional aircraft earning higher rates, and a favorable impact from strengthening in the Australian dollar.

West Africa operating income increased $2.2 million in the March 2010 quarter primarily as a result of improved rates, a reduction in training and certain other costs and lower bad debt expense.

Europe operating income was essentially flat at $19.0 million in the March 2010 quarter as a decline in overall activity was offset by the reduction in depreciation expense, which is discussed under “special items impacting results” below and a favorable impact from the strengthening British pound sterling.

North America operating income decreased $2.9 million in the March 2010 quarter primarily as a result of decreased demand for aircraft driven by a reduction in drilling activity.

Other International operating income decreased $8.9 million in the March 2010 quarter primarily as a result of our exit from Kazakhstan, equity losses for Líder in Brazil and the recording of a bad debt allowance in Mexico.

In addition to the business unit highlights discussed above, March 2010 quarter results were impacted by gains on disposal of assets of $5.3 million compared to $1.7 million in the March 2009 quarter and a decrease in our effective tax rate to 8.2% from 35% in the March 2009 quarter.  These items were partially offset by a $1.6 million increase in net interest expense.  The decrease in tax rate primarily resulted from our having a larger portion of earnings in tax jurisdictions where our overall tax rate is low, as well as the impact on the March 2009 quarter’s tax rate from the tax items also discussed below.

FISCAL YEAR ENDED MARCH 31, 2010 RESULTS

Revenue for the 2010 fiscal year totaled $1.2 billion compared to $1.1 billion in the prior fiscal year, an increase of three percent.

Operating income was $180.9 million in the 2010 fiscal year compared to $201.8 million in fiscal 2009.  Excluding the special items which occurred in both years as discussed below, operating income increased 13 percent to $181.5 million compared to $160.8 million in the prior fiscal year.

EBITDA totaled $259.6 million in the 2010 fiscal year compared to $276.7 million in fiscal 2009.  Excluding the special items which occurred in both years as discussed below, EBITDA rose 11 percent year-over-year to $259.6 million compared to $234.7 million in the prior fiscal year.

Net income from continuing operations totaled $113.5 million in the 2010 fiscal year, or $3.10 per diluted share, compared to $125.5 million, or $3.57 per diluted share, in the prior fiscal year.  Excluding the special items which occurred in both years as discussed below, net income from continuing operations was $110.6 million, or $3.02 per diluted share, compared to $98.3 million, or $2.77 per diluted share, in the prior fiscal year.

Results for the 2010 fiscal year were positively impacted by improved pricing and exchange rates in West Africa, cost reductions and the addition of higher margin aircraft in Australia, a full period’s contribution from our Bristow Norway operations, which were consolidated beginning October 31, 2008, and a decrease in our effective tax rate to 20.4% from 28.7% in the prior fiscal year.  Negative factors impacting the fiscal 2010 period include decreased demand in the U.S. Gulf of Mexico, weakening in the British pound sterling impacting the results in Europe, the impact on results for our Other International business unit of our exit from Kazakhstan and an allowance recorded against receivables in Mexico not probable of collection, and a $12.3 million increase in net interest expense.

SPECIAL ITEMS IMPACTING RESULTS

The following items impacted the comparability of our results between the March 2010 and March 2009 quarters:

	March 2010 Quarter
	Operating Income	EBITDA	Net Income from Continuing Operations	Diluted Earnings Per Share from Continuing Operations
	(In thousands, except per share amounts)
Allowance for receivables (1)	$(2,200)	$(2,200)	$(1,430)	$(0.03)
Depreciation correction (2)	3,872	—	2,463	0.07
Australia local tax (3)	1,200	1,200	780	0.02
Total	$2,872	$(1,000)	$1,813	$0.06

	March 2009 Quarter
	Operating Income	EBITDA	Net Income from Continuing Operations	Diluted Earnings Per Share from Continuing Operations
	(In thousands, except per share amounts)
Australia local tax (3)	$1,258	$1,258	$818	$0.02
Power by the hour credit (4)	6,800	6,800	4,419	0.12
Income tax items (5)	—	—	(4,673)	(0.13)
Total	$8,058	$8,058	$564	$0.01
__________

(1)
Represents a $3.6 million bad debt allowance recorded for accounts receivable due from our unconsolidated affiliate in Mexico, which we have determined are not probable of collection, which is partially offset by a $1.4 million reduction in a bad debt allowance for accounts receivable due from a customer in Nigeria; these items are included in direct cost.

(2)
Represents a reduction in depreciation expense recorded in the March 2010 quarter for errors in the calculation of depreciation on certain aircraft in prior quarters; this correction reduced depreciation expense.

(3)	Represents a net reduction in direct cost in Australia upon resolution of local tax matters in the March 2010 and March 2009 quarters.

(4)
Represents a reduction in maintenance expense associated with a credit resulting from the renegotiation of a “power by the hour” contract for aircraft maintenance with a third party provider; this credit is included in direct cost.

(5)
Represents the unfavorable impact on our provision for income taxes in the March 2009 quarter resulting from a one time provision for potential foreign taxes and a settlement of tax contingencies related to certain foreign income taxes.

The following special items impacted the comparability of our results between the fiscal years ended March 31, 2010 and 2009:

	Fiscal Year Ended March 31, 2010
	Operating Income	EBITDA	Net Income from Continuing Operations	Diluted Earnings Per Share From Continuing Operations
	(In thousands, except per share amounts)
Allowance for receivables (1)	$(1,100)	$(1,100)	$(715)	$(0.02
Depreciation correction (2)	3,250	—	2,898	0.08
Australia local tax (3)	2,041	2,041	1,327	0.04
Departure of officers (4)	(4,874)	(4,874)	(3,168)	(0.09
Hedging gains (5)	—	3,936	2,558	0.07)
Total	$(683)	$3	$2,900	$0.08

	Fiscal Year Ended
	March 31, 2009
	Operating Income	EBITDA	Net Income from Continuing Operations	Diluted Earnings Per Share from Continuing Operations
	(In thousands, except per share amounts)
GOM Asset Sale (6)	$36,216	$36,216	$23,406	$0.68
Australia items (7)	(4,071)	(4,071)	(2,899)	(0.08)
Power by the hour credit (8)	6,800	6,800	4,843	0.14
Hurricanes in the U.S. Gulf of Mexico (9)	(2,400)	(2,826)	(1,837)	(0.05)
Mexico restructuring (10)	4,429	5,867	3,700	0.11
Total	$40,974	$41,986	$27,213	$0.80
____

(1)
Represents a $3.6 million bad debt allowance recorded for accounts receivable due from our unconsolidated affiliate in Mexico, which we have determined are not probable of collection, which was partially offset by a $2.5 million reduction in a bad debt allowance for accounts receivable due from a customer in Kazakhstan; these items are included in direct cost.

(2)
Represents a reduction in depreciation expense recorded in the March 2010 quarter for errors in the calculation of depreciation on certain aircraft in prior periods; this correction reduced depreciation expense.

(3)
Represents a net expense reduction in Australia upon resolution of local tax matters in the fiscal years ended March 31, 2010 and 2009; the reduction in the fiscal year ended March 31, 2010 reduced direct cost by $1.1 million and general and administrative expense by $0.9 million, and the reduction in the fiscal year ended March 31, 2009 reduced direct cost.

(4)
Represents compensation costs associated with the departure of three of the Company’s officers during the fiscal year ended March 31, 2010; these costs are included in general and administrative costs.

(5)
Represents the impact of pre-tax hedging gains of $3.9 million realized during the fiscal year ended March 31, 2010 due to termination of forward contracts on euro-denominated aircraft purchase commitments; these gains are included in other income (expense), net.

(6)	Represents the impact on the fiscal year ended March 31, 2009 of the gain generated from the sale of 53 small aircraft and related assets operating in the U.S. Gulf of Mexico on October 30, 2008.

(7)
Represents expense recorded during the fiscal year ended March 31, 2009 in Australia related to local tax matters, increases in compensation costs retroactive to prior fiscal years and one time costs associated with introducing new aircraft into this market and moving aircraft within this market; these costs are included in direct cost.

(8)
Represents a reduction in maintenance expense associated with a credit resulting from the renegotiation of a “power by the hour” contract for aircraft maintenance with a third party provider; this credit is included in direct cost.

(9)
Represents the impact of hurricanes in the U.S. Gulf of Mexico during the fiscal year ended March 31, 2009, which resulted in a decrease in flight activity (reducing revenue by 1.9 million), an increase in direct cost by $0.5 million and a charge of $0.4 million which reduced gain on disposal of other assets.

(10)
Represents the impact of the April 2008 restructuring of our ownership interests in affiliates in Mexico, which increased revenue by $0.8 million, earnings from unconsolidated affiliates, net of losses by $3.7 million and other income (expense), net by $1.4 million.

CAPITAL AND LIQUIDITY

In the March 2010 quarter net cash generated by operating activities was $32.3 million and net cash used in investing activities was $57.5 million.  Net cash generated by operating activities for the quarter included the annual U.K. pension funding payment of $19.9 million.  For the fiscal year ended March 31, 2010, net cash generated by operating activities was $195.4 million and net cash used in investing activities was $411.7 million.  At March 31, 2010, we had:

•	$1.4 billion in stockholders’ investment and $717 million of indebtedness,

•	$78 million in cash and a $100 million undrawn revolving credit facility, and

•	$125 million in aircraft purchase commitments for nine aircraft.

CONFERENCE CALL

Management will conduct a conference call starting at 9:00 a.m. EDT (8:00 a.m. CDT) on Thursday, May 20, 2010, to review financial results for the 2010 fourth quarter and year-ended March 31, 2010.  This release and the most recent investor slide presentation are available in the investor relations area of our web page at www.bristowgroup.com.  The conference call can be accessed as follows:

Via Webcast:
•	Visit Bristow Group’s investor relations Web page at www.bristowgroup.com
•	Live: Click on the link for “Bristow Group Fiscal 2010 Fourth Quarter Earnings Conference Call”
•	Replay: A replay via webcast will be available approximately one hour after the call’s completion and will be accessible for approximately 90 days

Via Telephone within the U.S.:
•	Live: Dial toll free 1-877-941-2928
•	Replay: A telephone replay will be available through June 3, 2010 and may be accessed by calling toll free 1-800-406-7325, passcode: 4297370#

Via Telephone outside the U.S.:
•	Live: Dial 480-629-9725
•	Replay: A telephone replay will be available through June 3, 2010 and may be accessed by calling 303-590-3030, passcode: 4297370#

ABOUT BRISTOW GROUP INC.

Bristow Group Inc. is a leading provider of helicopter services to the worldwide offshore energy industry and one of two helicopter service providers to the offshore energy industry with global operations.  Through its subsidiaries, affiliates and joint ventures, the Company has significant operations in most major offshore oil and gas producing regions of the world, including the North Sea, the U.S. Gulf of Mexico, Nigeria, Australia and Latin America.  For more information, visit the Company’s website at www.bristowgroup.com.

FORWARD-LOOKING STATEMENTS DISCLOSURE

Statements contained in this news release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements.  These forward-looking statements include statements regarding the impact of activity levels, business performance, fiscal 2011 results, industry capital spending and other market and industry conditions.  It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements.  Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s quarterly report on Form 10-Q for the quarter ended December 31, 2009 and annual report on Form 10-K for the fiscal year ended March 31, 2009.  Bristow Group Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.

 (financial tables follow)

             BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
	2010	2009	2010	2009
Gross revenue:
Operating revenue from non-affiliates	$241,809	$237,909	$999,249	$964,060
Operating revenue from affiliates	15,199	12,412	61,842	64,904
Reimbursable revenue from non-affiliates	24,805	23,412	103,019	99,608
Reimbursable revenue from affiliates	570	1,272	3,646	5,231
	282,383	275,005	1,167,756	1,133,803
Operating expense:
Direct cost	173,653	166,971	717,178	718,375
Reimbursable expense	24,673	23,550	105,853	102,987
Depreciation and amortization	17,365	18,411	74,684	65,514
General and administrative	30,455	24,880	119,701	103,656
	246,146	233,812	1,017,416	990,532

Gain (loss) on GOM Asset Sale	—	(1,564)	—	36,216
Gain on disposal of other assets	5,328	3,224	18,665	9,089
Earnings from unconsolidated affiliates, net of losses	1,227	4,947	11,852	13,224
Operating Income	42,792	47,800	180,857	201,800

Interest income	215	265	1,012	6,004
Interest expense	(10,781)	(9,206)	(42,412)	(35,149)
Other income (expense), net	(987)	1,128	3,036	3,368
Income from continuing operations before provision for income taxes	31,239	39,987	142,493	176,023
Provision for income taxes	(2,571)	(13,999)	(28,998)	(50,493)
Net income from continuing operations	28,668	25,988	113,495	125,530
Loss from discontinued operations, net of tax	—	—	—	(246)
Net income	28,668	25,988	113,495	125,284
Net income attributable to noncontrolling interests	(225)	(137)	(1,481)	(2,327)
Net income attributable to Bristow Group	28,443	25,851	112,014	122,957
Preferred stock dividends	—	(3,163)	(6,325)	(12,650)
Net income available to common stockholders	$28,443	$22,688	$105,689	$110,307

Basic earnings per common share:
Earnings from continued operations	$0.79	$0.78	$3.23	$3.96
Loss from discontinued operations	—	—	—	—
Net earnings	$0.79	$0.78	$3.23	$3.96

Diluted earnings per common share:
Earnings from continued operations	$0.78	$0.72	$3.10	$3.57
Loss from discontinued operations	—	—	—	(0.01)
Net earnings	$0.78	$0.72	$3.10	$3.56

Weighted average number of common shares outstanding:
Basic	35,942	29,110	32,729	27,884
Diluted	36,335	35,748	36,119	34,542

EBITDA	$59,385	$67,604	$259,589	$276,686

In addition to segment information for the three months ended March 31, 2010 and 2009, we have presented in the tables below the revised segment information for the fiscal years ended March 31, 2010 and 2009 based on the business unit presentation changes discussed above.

BRISTOW GROUP INC. AND SUBSIDIARIES
SELECTED OPERATING DATA
(In thousands, except flight hours and percentages)
(Unaudited)

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
	2010	2009	2010	2009

Flight hours (excludes Bristow Academy and unconsolidated affiliates):
North America	18,301	20,594	79,345	125,980
Europe	11,843	13,681	54,537	47,493
West Africa	8,547	9,898	35,142	39,027
Australia	3,324	3,585	12,302	15,087
Other International	10,704	13,044	44,373	50,553
Consolidated total	52,719	60,802	225,699	278,140

Gross revenue:
North America	$45,453	$47,643	$189,730	$239,426
Europe	104,730	105,314	452,998	402,858
West Africa	54,207	51,639	219,212	192,427
Australia	34,014	26,433	130,698	113,801
Other International	32,080	35,197	135,426	147,395
Intrasegment eliminations	(274)	(497)	(4,123)	(1,990)
Corporate and other	12,173	9,276	43,815	39,886
Consolidated total	$282,383	$275,005	$1,167,756	$1,133,803

Operating income (loss):
North America	$1,002	$3,857	$11,655	$29,059
Europe	18,973	19,076	77,053	77,617
West Africa	18,770	16,553	62,410	41,420
Australia	8,349	5,601	30,374	6,758
Other International	601	9,466	25,972	39,827
Gain (loss) on GOM Asset Sale	—	(1,564)	—	36,216
Gain on disposal of other assets	5,328	3,224	18,665	9,089
Corporate and other	(10,231)	(8,413)	(45,272)	(38,186)
Consolidated total	$42,792	$47,800	$180,857	$201,800

Operating margin:
North America	2.2%	8.1%	6.1%	12.1%
Europe	18.1%	18.1%	17.0%	19.3%
West Africa	34.6%	32.1%	28.5%	21.5%
Australia	24.5%	21.2%	23.2%	5.9%
Other International	1.9%	26.9%	19.2%	27.0%
Consolidated total	15.2%	17.4%	15.5%	17.8%

BRISTOW GROUP INC. AND SUBSIDIARIES
AIRCRAFT COUNT
AS OF MARCH 31, 2010

	Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Training	Fixed Wing	Total (1)	Unconsolidated Affiliates (2)	Total
North America	75	29	7	—	1	112	—	112
Europe	—	11	39	—	—	50	63	113
West Africa	12	34	5	—	3	54	—	54
Australia	2	10	18	—	—	30	—	30
Other International	5	46	12	—	—	63	141	204
Bristow Academy	—	—	—	81	—	81	—	81
Total	94	130	81	81	4	390	204	594
Aircraft not currently in fleet: (3)
On order	—	4	5	—	—	9
Under option	—	26	13	—	—	39
_________

(1)	Includes 15 aircraft held for sale.

(2)	The 204 aircraft operated or managed by our unconsolidated affiliates are in addition to those aircraft leased from us.

(3)	This table does not reflect aircraft which our unconsolidated affiliates may have on order or under option.

The following tables present our selected operating data for all four quarters within the fiscal year ended March 31, 2010 for comparison purposes based on the business unit presentation changes discussed above.

BRISTOW GROUP INC. AND SUBSIDIARIES
SELECTED OPERATING DATA
(In thousands, except flight hours and percentages)
(Unaudited)

	Three Months Ended
	June 30, 2009	Sept. 30, 2009	Dec. 31, 2009	March 31, 2010

Flight hours (excludes Bristow Academy and unconsolidated affiliates):
North America	22,117	21,215	17,712	18,301
Europe	14,855	14,242	13,597	11,843
West Africa	8,950	8,470	9,175	8,547
Australia	2,880	2,794	3,304	3,324
Other International	11,125	11,810	10,734	10,704
Consolidated total	59,927	58,531	54,522	52,719

Gross Revenue:
North America	$49,856	$48,737	$45,684	$45,453
Europe	115,065	113,913	119,290	104,730
West Africa	54,817	51,452	58,736	54,207
Australia	28,163	30,333	38,188	34,014
Other International	32,994	37,007	33,345	32,080
Intrasegment eliminations	(2,259)	(1,189)	(401)	(274)
Corporate and other	11,816	11,362	8,464	12,173
Consolidated total	$290,452	$291,615	$303,306	$282,383

Operating income (loss):
North America	$4,426	$4,716	$1,511	$1,002
Europe	19,778	19,063	19,239	18,973
West Africa	13,663	15,064	14,913	18,770
Australia	5,656	7,011	9,358	8,349
Other International	7,212	12,978	5,181	601
Intrasegment eliminations	6,009	4,880	2,448	5,328
Corporate and other	(11,972)	(10,145)	(12,924)	(10,231)
Consolidated total	$44,772	$53,567	$39,726	$42,792

Operating margin:
North America	8.9%	9.7%	3.3%	2.2%
Europe	17.2%	16.7%	16.1%	18.1%
West Africa	24.9%	29.3%	25.4%	34.6%
Australia	20.1%	23.1%	24.5%	24.5%
Other International	21.9%	35.1%	15.5%	1.9%
Consolidated total	15.4%	18.4%	13.1%	15.2%

BRISTOW GROUP INC. AND SUBSIDIARIES
GAAP RECONCILIATIONS

EBITDA is a measure that has not been prepared in accordance with GAAP and has not been audited or reviewed by our independent auditors.  EBITDA is therefore considered a non-GAAP financial measure.  A description of adjustments and a reconciliation to net income from continuing operations, the most comparable GAAP financial measure to EBITDA, is as follows (in thousands):

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
	2010	2009	2010	2009
	(Unaudited)
Net income from continuing operations	$28,668	$25,988	$113,495	$125,530
Provision for income taxes	2,571	13,999	28,998	50,493
Interest expense	10,781	9,206	42,412	35,149
Depreciation and amortization	17,365	18,411	74,684	65,514
EBITDA	$59,385	$67,604	$259,589	$276,686

A reconciliation of our operating income, EBITDA, net income from continuing operations and diluted earnings per share from continuing operations as reported to the calculations of each of these items excluding the special items described earlier in this earnings release is as follows:

	March 2010 Quarter				March 2009 Quarter
	Operating Income	EBITDA	Net Income from Continuing Operations	Diluted Earnings Per Share from Continuing Operations	Operating Income	EBITDA	Net Income from Continuing Operations	Diluted Earnings Per Share from Continuing Operations
	(In thousands, except per share amounts)
As reported	$42,792	$59,385	$28,668	$0.78	$47,800	$67,604	$25,988	$0.72
Adjust for special items	(2,872)	1,000	(1,813)	(0.06)	(8,058)	(8,058)	(564)	(0.01)
Excluding special items	$39,920	$60,385	$26,855	$0.72	$39,742	$59,546	$25,424	$0.71

	Fiscal Year Ended
	March 31, 2010				March 31, 2009
	Operating Income	EBITDA	Net Income from Continuing Operations	Diluted Earnings Per Share from Continuing Operations	Operating Income	EBITDA	Net Income from Continuing Operations	Diluted Earnings Per Share from Continuing Operations
	(In thousands, except per share amounts)
As reported	$180,857	$259,589	$113,495	$3.10	$201,800	$276,686	$125,530	$3.57
Adjust for special items	683	(3)	(2,900)	(0.08)	(40,974)	(41,986)	(27,213)	(0.80)
Excluding special items	$181,540	$259,586	$110,595	$3.02	$160,826	$234,700	$98,317	$2.77

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